EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Mediware Information Systems, Inc. on Form S-8 (No. 333-07591, No. 333-83016, No. 333-119503, No. 333-123496, No. 333-130576 and No. 333-178313) of our report dated September 4, 2012 on our audits of the consolidated financial statements and financial statement schedule as of June 30, 2012 and 2011 and for each of the years in the three-year period ended June 30, 2012, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York
September 10, 2012